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SED INTERNATIONAL HOLDINGS, INC.

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PARAGON TECHNOLOGIES, INC. GAD PARTNERS FUND LP GAD CAPITAL MANAGEMENT LLC JACK H. JACOBS HESHAM M. GAD DENNIS L. CHANDLER SAMUEL S. WEISER KLAUS-DIETER WURM

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Paragon Responds to Colossal Losses at SED International

October 1, 2013

Dear SED International Shareholders:

On September 30, 2013, SED International Holdings (NYSE: SED) announced one of its worst financial performances in its 33 year history. In 12 months, SED lost nearly $16 million. Of even greater concern is the 67% permanent loss – equivalent to $16.8 million or $3.14 per share – of shareholder equity, your only claim to this business.

After almost five years under the same Board leadership, this Board has continued to confirm their inability and ineptness at turning around SED. We should note to shareholders that SED’s current Executive Chairman, Samuel Kidston, has had a similar uninspiring track record in turning around the two other companies in which he exercises control.

To make matters worse, the past five years have not only seen a gradual improvement in the U.S. economy but also increasing profits and cash flows from SED’s peers. These should be good times for SED, but instead they are its worst. The Board of Directors, given its mandate, must be held accountable.

In less than five years, this Board has spent over $9 million in restructuring, severance, and consulting costs, and over $2.5 million in Board compensation. They have given themselves hundreds of thousands of stock options. And SED shareholders today have a company that is worth significantly less than it was before.

The Board’s latest management team has been touting SED’s “progress” and path to “sustainable profitability” for the past several quarters. We are mystified that the current Board and management continue to preach progress while they continue to report sales declines, record losses, and destruction of shareholder equity.

After the fiscal first quarter, SED shareholders were told that the growth and higher margins from the Lehrhoff product segment were “going to contribute to increased overall net margins for SED in the future. We anticipate a positive impact from this division in the future.”

At the end of fiscal 2013, SED’s margins are at historical lows and Lehrhoff has had a negative impact for SED shareholders.

After the fiscal second quarter, CEO Bob O’Malley stated that “management was making measurable progress to return SED to sustained profitability.” Shareholders were also told that “revenues were restored to that of a year ago, a good first step” and that SED would focus on “margin growth through revenue growth…with the capacity and order fulfillment in place” to fuel that growth. Shareholders were told that SED sees “much opportunity on the horizon.”

Six months later, there has been NO measurable progress, NO margin growth, NO revenue growth.

After the fiscal third quarter, shareholders were told that prior actions taken to fix the company were “not adequate to the task” and that an additional “$1.9 million to $2.4 million restructuring charges” would need to be incurred. And again, shareholders were told about the steps SED was taking to turnaround the business to make SED “driven to be profitable and stay profitable.”

The fourth quarter and full year results succinctly sum up the “progress” that this Board and management have been able to produce: even lower sales, lower gross margins, and even greater restructuring costs - $3.9 million in the fourth quarter to be exact, or 63% higher than forecast.

The Board and Mr. O’Malley tout these results as “progress” and yet again continue to give shareholders another “plan” to sustained profitability.

A key component to this plan is Latin America, where Mr. O’Malley tells shareholders his plan “works” and SED desires to commit additional investment capital. Given the Company’s dismal record of allocating capital, how can they be trusted to allocate what precious little remains of SED’s capital? More so, sales in Latin America declined 10% for the year, the same rate as U.S. sales. We don’t view this performance as working, but rather additional confirmation that management is failing to execute in two different markets.

Simply put, we are appalled by this pattern of management and stewardship at SED. The numbers don’t lie. And what they reveal is the exact opposite of what the SED Board and management have been telling shareholders over the past 12 months.

SED needs a new face at the Board level. SED cannot afford another year, or even quarter, under the current regime. They have exhausted all their credibly to be the good stewards over shareholders’ rapidly disappearing assets.

Our objectives include, but are not limited to, intensively focusing on realigning the specific aspects of SED’s actual business to SED’s capabilities and market needs versus simply talking about big, bold industry statistics. Whenever possible we will reduce SED’s reliance on indirect distribution which effectively gives precious margin dollars to our competitors. We will diligently move SED up the supply chain to truly offer more value added services. When attractive we will seek to become a secondary supplier in order to develop relationships with strategic vendors. We will eliminate SED’s poorly disguised “shareholder friendly” corporate governance practices with fair and transparent policies. We will truly rationalize SED’s cost structure as we believe that a blatant disregard for expenses in one area likely means an undisciplined cost structure in other areas.

SED cannot afford another year like 2013 if it is to have any possible chance of getting back what has been so quickly taken from shareholders.

# # #

As of the date hereof, Paragon Technologies, Inc., its largest shareholder Gad Partners Fund LP, and Paragon’s director nominees together beneficially own 1,695,481 shares of common stock of SED International Holdings, Inc., representing approximately 32.83% of SED’s outstanding shares, based on the 5,165,500 shares reported by SED as being outstanding as of September 19, 2013 in its Annual Report on Form 10-K filed with the Securities and Exchange Commission with respect to its fiscal year ended June 30, 2013.

Paragon Technologies, Inc., Gad Partners Fund LP, Gad Capital Management LLC and Paragon’s board nominees will be participants in Paragon’s solicitation of proxies for the election of these nominees to the SED board of directors. Paragon intends to make a preliminary filing with the SEC of a proxy statement and accompanying proxy card to be used to solicit votes for the election of director nominees at the 2013 annual meeting of shareholders of SED. SED SHAREHOLDERS SHOULD READ PARAGON’S PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING SED’S ANNUAL MEETING AND THE SOLICITATION BY PARAGON OF PROXIES TO BE USED AT THE ANNUAL MEETING. SHAREHOLDERS WILL BE ABLE TO OBTAIN COPIES OF PARAGON’S PROXY STATEMENT AND OTHER PROXY SOLICITATION MATERIALS, FREE OF CHARGE, FROM PARAGON, ITS PROXY ADVISOR OR THE SEC’S WEBSITE LOCATED AT WWW.SEC.GOV.

Shareholder Contact:

Alliance Advisors

Peter Casey, 973-873-7710